Exhibit 3.2

BANC OF CALIFORNIA, INC.

ARTICLES OF AMENDMENT

Banc of California, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:
The charter of the Corporation is hereby amended by deleting the existing Section D of Article 8 in its entirety and inserting new Section D of Article 8 to read as follows:

“D.    Removal. Subject to the right of the holders of any series of Preferred Stock then outstanding, any and all directors may be removed from office with or without cause at any time by the affirmative vote of the holders of a majority of the combined voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (after giving effect to the provisions of Article 6 hereof) voting together as a single class.”

SECOND:
The amendment to the charter of the Corporation as set forth above was duly advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation as required by law and by the charter of the Corporation.

THIRD:
The undersigned President and Chief Executive Officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned President and Chief Executive Officer acknowledges that to the best of his knowledge, information and belief these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Assistant Corporate Secretary as of the 9th day of June, 2017.

ATTEST:	BANC OF CALIFORNIA, INC.

/s/ John F. Madden, Jr.	By: /s/ Douglas H. Bowers
John F. Madden, Jr. Assistant Corporate Secretary	Douglas H. Bowers President and Chief Executive Officer

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